Filed Pursuant to Rule 433

Free Writing Prospectus dated May 21, 2024

Relating to Prospectus dated December 14, 2023 and

Preliminary Prospectus Supplement dated May 21, 2024

Registration No. 333-276049

Coca-Cola Consolidated, Inc.

5.250% Senior Notes due 2029

5.450% Senior Notes due 2034

Pricing Term Sheet

May 21, 2024

Issuer:	Coca-Cola Consolidated, Inc.

Securities:	5.250% Senior Notes due 2029 (the “2029 Notes”) 5.450% Senior Notes due 2034 (the “2034 Notes” and, together with the 2029 Notes, the “Notes”)

Principal Amount:	2029 Notes: $700,000,000 2034 Notes: $500,000,000

Trade Date:	May 21, 2024

Settlement Date (T+5)(1):	May 29, 2024

Maturity Date:	2029 Notes: June 1, 2029 2034 Notes: June 1, 2034

Coupon:	2029 Notes: 5.250% 2034 Notes: 5.450%

Interest Payment Dates:	2029 Notes: Semi-annually on June 1 and December 1, commencing December 1, 2024 2034 Notes: Semi-annually on June 1 and December 1, commencing December 1, 2024

Public Offering Price:	2029 Notes: 99.843% of principal amount 2034 Notes: 99.893% of principal amount

Benchmark Treasury:	2029 Notes: 4.625% UST due April 30, 2029 2034 Notes: 4.375% UST due May 15, 2034

Benchmark Treasury Price / Yield:	2029 Notes: 100-26+ / 4.436% 2034 Notes: 99-22 / 4.414%

Spread to Benchmark Treasury:	2029 Notes: T + 85 bps 2034 Notes: T + 105 bps

Yield to Maturity:	2029 Notes: 5.286% 2034 Notes: 5.464%

Make-Whole Call:	2029 Notes: T + 15 bps (prior to May 1, 2029) 2034 Notes: T + 20 bps (prior to March 1, 2034)

Par Call:	2029 Notes: On or after May 1, 2029 2034 Notes: On or after March 1, 2034

Use of Proceeds:	Coca-Cola Consolidated, Inc. intends to use the net proceeds from the offering to fund its previously announced share repurchase and tender offer. Coca-Cola Consolidated, Inc. intends to use any remaining net proceeds for general corporate purposes.

CUSIP/ISIN:	2029 Notes: 191098 AM4 / US191098AM46 2034 Notes: 191098 AP7 / US191098AP76

Anticipated Ratings(2):	Baa1 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Wells Fargo Securities, LLC BofA Securities, Inc. PNC Capital Markets LLC Truist Securities, Inc.

Co-Managers:	Citigroup Global Markets Inc. SouthState|DuncanWilliams Securities Corp.

(1)

It is expected that delivery of the Notes will be made against payment therefor on or about May 29, 2024, which is the fifth business day following the date hereof. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market until May 28, 2024 generally are required to settle in two business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before delivery hereunder should consult their own advisors.

(2)

Note: A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. Each rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at 1-800-645-3751, BofA Securities, Inc. at 1-800-294-1322, PNC Capital Markets LLC at 1-855-881-0697 or Truist Securities, Inc. at 1-800-685-4786.

Any disclaimers or notices that may appear on this Pricing Term Sheet below the text of this legend are not applicable to this Pricing Term Sheet and should be disregarded. Such disclaimers may have been electronically generated as a result of this Pricing Term Sheet being sent via, or posted on, Bloomberg or another electronic mail system.

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